Exhibit 3.21

CERTIFICATE OF FORMATION
OF
SECURITY NETWORKS ACCEPTANCE LLC

FIRST. The name of the limited liability company formed hereby is Security Networks Acceptance LLC (the “Company”).

SECOND. The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

THIRD. The name and address of the registered agent for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 13th day of November, 2007.

s/ Carol A. Soltes
Carol A. Soltes, Authorized Person

STATE OF DELAWARE
CERTIFICATE OF CHANGE OF AGENT
AMENDMENT OF LIMITED LIABILITY COMPANY

The limited liability company organized and existing under the Limited Liability Company Act of the State of Delaware, hereby certifies as follows:

1.                                      The name of the limited liability company is SECURITY NETWORKS ACCEPTANCE LLC

2.                                      The Registered Office of the limited liability company in the State of Delaware is changed to 160 Greentree Dr., Suite 101 (street), in the City of Dover Zip Code 19904.  The name of the Registered Agent at such address upon whom process against this limited liability company may be served is National Registered Agents, Inc.

By:	/s/ RICHARD PERRY
Authorized Person

Name:	RICHARD PERRY, MEMBER
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